Barclays PLC S-8

Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Barclays PLC:

We consent to the use of our report dated 14 February 2023, with respect to the consolidated financial statements of Barclays PLC and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

London, United Kingdom

21 June 2023